EXHIBIT 10.5

                              DIOMED HOLDINGS, INC.

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                         CERTIFICATE OF DESIGNATIONS OF
                                PREFERRED STOCK,
                           PAR VALUE $0.001 PER SHARE

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       Pursuant to Section 151(g) of the Delaware General Corporation Law

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IT IS HEREBY CERTIFIED that:

      1. The name of the company (hereinafter called the "Corporation") is Diomed Holdings, Inc., a corporation organized and now existing under the Delaware General Corporation Law ("DGCL").

      2. The Certificate of Incorporation of the Corporation (as amended, the "Certificate of Incorporation") authorizes the issuance of Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the "Authorized Preferred Stock"), and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares by resolution or resolutions.

      3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section 151 of the DGCL, has adopted the resolution set forth below to create Authorized Preferred Stock to be designated as Preferred Stock. Pursuant to said Section 151, the approval of the Corporation's shareholders was not required.

      RESOLVED, that Four Million Two Hundred Thousand (4,200,000) shares of the Twenty Million (20,000,000) shares of the Authorized Preferred Stock of the Corporation which are authorized but unissued shares as of the date of this certificate shall hereby be designated Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and shall possess the preferences and voting rights set forth below:

      1. Dividends.

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      (a) Subject to Article 1(b), the holders of outstanding shares of
Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors of the Corporation (the "Board of Directors"), cumulative dividends ("Dividends"): (i) for the first eighteen (18) months following the closing date of the initial sale and issuance by the Corporation of the Preferred Stock (as to the issuance of each such share of Preferred Stock, the "Closing Date"), at the annual rate of six percent (6%); (ii) from the nineteenth (19th) month through the twenty fourth (24th) month following the Closing Date, at the annual rate of ten percent (10%); and (iii) after the twenty fourth (24th) month following the Closing Date, at the annual rate of fifteen percent (15%). Such Dividends shall accrue from day to day on each share of Preferred Stock from the Closing Date of such share, whether or not earned or declared, and shall accrue until paid (a) quarterly in arrears as of the end of each fiscal quarter of the Corporation (payable on the first business day of the subsequent fiscal quarter), (b) upon the exchange of the Preferred Stock for common stock, par value $0.001 per share, of the Corporation (the "Common Stock") or redemption of the Preferred Stock by the Corporation, or (c) upon liquidation, dissolution or winding up of the Corporation (as applicable, the "Dividend Payment Date"). Such Dividends shall be cumulative so that if Dividends in respect of any previous or current quarterly dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof has not been set aside by the Corporation, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set aside for the Common Stock. Dividends shall be payable in cash or shares of Common Stock, or a combination of cash and shares of Common Stock, at the election of the Corporation, provided, that no shares of Common Stock may be issued in payment of Dividends unless (a) a registration statement covering the resale by the holders of the shares of Common Stock to be issued as a Dividend shall have been filed by the Corporation and declared effective by the United States Securities and Exchange Commission, and such registration statement continues to be effective up through and including the Dividend Payment Date, (b) all shares of Common Stock to be issued as a Dividend are then authorized and reserved for issuance, and listed or traded on a Trading Market (as defined below), (c) no event entitling the holder of any shares of Preferred Stock to cause the Corporation to be required to redeem any such shares of Preferred Stock (a "Redemption Event") under that certain written agreement (the "Purchase Agreement") by and among the Corporation and the purchasers identified on the signature pages thereto (the "Purchasers"), pursuant to which the Preferred Stock shall be issued and sold, or under those further written agreements by and among the Corporation and the Purchasers in connection with the sale and purchase of the Preferred Stock by the Corporation to the Purchasers (together with the Purchase Agreement, the "Transaction Documents") shall have occurred without such Redemption Event having been cured within the cure period (if any) provided by the applicable Transaction Documents and (d) all other amounts, if any, then accrued and payable by the Corporation under this Certificate of Designations or any Transaction Document shall have been paid unless such unpaid amounts do not exceed, in the aggregate, $15,000. If the Corporation elects to issue shares of Common Stock in payment of Dividends, such shares shall be issued on the following basis:

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            (i) Dividends shall be paid in Common Stock on a per share basis valued at the average of the VWAP for the ten Trading Day period immediately prior to the applicable Dividend Payment Date. For purposes hereof, "VWAP" means, for any Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of the Preferred Stock and reasonably acceptable to the Corporation, where "Trading Day" means a day on which the Common Stock is traded on a Trading Market, and "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market.

            (ii) If the Corporation elects to issue Common Stock in the payment of Dividends, not less than twenty (20) Trading Days prior to the applicable Dividend Payment Date (in each such case, the "Dividend Payment Notice Date"), the Corporation shall provide the Holder with irrevocable written notice of its election to pay as Dividends shares of Common Stock (or partly in cash and partly in Common Stock), and, if Dividends are to be paid in a combination of cash and Common Stock, the exact combination thereof. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Corporation to pay the Dividends on such Dividend Payment Date in cash. The Corporation's determination of whether to pay Dividends in cash or shares of Preferred Stock shall be applied pro rata among all holders of Common Stock. Notwithstanding anything to the contrary set forth herein, in no event shall the Corporation issue Common Stock to any holder of Preferred Stock as payment of any Dividend to the extent that such payment of a Dividend would violate the Limitations on Ownership (as defined in the Purchase Agreement) applicable to such holder. For purposes of this provision, beneficial ownership shall be determined in accordance with
      Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this provision may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the holders of at least 51% of the then outstanding Preferred Stock (the "Required Holders") shall approve, in writing, such alteration, amendment, deletion or change. In the event the Corporation is prohibited from issuing Common Stock to any holder of Preferred Stock as payment of any Dividend, it shall pay such Dividend to such holder in cash.

      (b) Notwithstanding anything to the contrary set forth in Article 1(a), on any day on which each of the Dividend Suspension Conditions (as defined below) are satisfied (a "Dividend Suspension Day"), Dividends shall not accrue on the Preferred Stock for such day; provided, however, that in the event a Dividend Payment Date occurs on a Dividend Suspension Day, the Corporation shall be required to pay all accrued but unpaid Dividends otherwise payable on such Dividend Payment Date. For purposes of determining whether a day is a Dividend Suspension Day pursuant this Article 1(x), the "Dividend Suspension Conditions" shall mean:

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            (i) the VWAP for the thirty (30) consecutive Trading Days
      immediately prior to such date equals or exceeds $6.25 (as adjusted for stock splits, stock dividends or similar events);

            (ii) a registration statement covering the resale by the holders of the shares of Common Stock issuable upon exchange of the Preferred Stock pursuant to the Transaction Documents shall have been filed by the Corporation and declared effective by the United States Securities and Exchange Commission, and such registration statement continues to be effective up through and including such date;

            (iii) all shares of Common Stock issuable upon exchange of the Preferred Stock for shares of Common Stock pursuant to the Transaction Documents and upon exercise of the Warrants (as defined in the Purchase Agreement) are then authorized and reserved for issuance, and listed or traded on a Trading Market;

            (iv) no Redemption Event, shall have occurred without having been cured; and

            (v) all other amounts, if any, then accrued or payable by the Corporation under this Certificate of Designations and the Transaction Documents shall have been paid, unless such unpaid amounts do not exceed, in the aggregate, $15,000 as of such date.

2. Voting.

      (a) Except as otherwise expressly provided elsewhere in this Certificate of Designation or as otherwise required by the Delaware General Corporation Law (the "DGCL"), (i) each holder of Preferred Stock shall be entitled to one vote per share of the issued and outstanding share of Preferred Stock owned by such holder on the record date for the determination of stockholders entitled to vote on all matters submitted to a vote of the stockholders of the Corporation or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (ii) the holders of shares of Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-exchanged ed basis (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be exchanged) shall be rounded to the nearest whole number.

      (b) The Corporation shall provide each holder of Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled (i) to receive payment of any dividend (other than Dividends, as to which Section 1(a) shall apply) or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

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      (c) To the extent that under the DGCL the vote of the holders of the
Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Required Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

3. Liquidation.

      (a) The Preferred Stock shall be preferred over the Common Stock and any class or series of capital stock of Corporation hereafter created as to the assets of the Corporation available for distribution to its stockholders upon the occurrence of any Liquidating Event (as defined below), whether voluntary or involuntary, or from the net proceeds from a sale, lease, exchange or other disposition of the assets of the Corporation (in any such case, the "Proceeds"). In the case of any Liquidating Event (as defined below), upon the consummation of such Liquidating Event, all then-outstanding shares of Preferred Stock shall be extinguished automatically and in lieu of such shares of Preferred Stock the holders of the Preferred Stock so extinguished shall be entitled to receive out of the Proceeds, and before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation, an amount equal to the greater of: (i) $3.00 per share of Preferred Stock, plus all accrued and unpaid Dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such Liquidating Event (which amount per share shall be payable in cash) and (ii) such amount per share of Preferred Stock as would have been payable had each such share been tendered by the holder thereof for exchange into Common Stock pursuant to the Transaction Documents (without giving effect to any limitations on exchange set forth therein) immediately prior to such Liquidating Event (which amount per share shall be payable in cash, securities and/or other property in the same amount and proportion as would be paid to the holders of Common Stock).

      (b) If, upon any Liquidating Event, the Proceeds available for distribution to the holders of the Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts as provided for above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Preferred Stock held by them upon such Liquidating Event distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of all Preferred Stock outstanding immediately prior to such Liquidating Event.

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      (c) After such payment shall have been made in full to the holders of the
Preferred Stock, the remaining Proceeds shall be distributed ratably among the holders of the shares of Common Stock.

      (d) The amounts to be paid or set aside for payment as provided above in this Section 3(a) of this Certificate of Designations shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares resulting from any consolidation or combination of capital stock, stock split, stock dividend, subdivision of shares, recapitalization, reclassification or similar event.

      (e) Liquidating Event. Any of the following, whether voluntary or involuntary, shall be considered a "Liquidating Event" and shall entitle the holders of the Preferred Stock and the Common Stock to receive promptly after the Corporation's realization thereof, in cash, securities or other property, those amounts specified in Section 3(a) of this Certificate or Designations in accordance with the terms of Section 3(a) hereof:

            (i) any liquidation, dissolution or winding up of the Corporation;

            (ii) the Corporation shall sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation); or

            (iii) the Corporation shall merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case, which results in either (x) the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction or (y) the members of the board of directors or other governing body of the Corporation comprising fifty percent (50%) of less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction.

4. Uncertificated Shares.

      The shares of the Preferred Stock shall be uncertificated shares; provided, that in accordance with Section 158 of the DGCL every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation representing the number of shares owned of record by such holder in certificated form if such holder so requests.


5. Cancellation of Preferred Stock.

      If any shares of Preferred Stock are exchanged for Common Stock, redeemed or repurchased by the Corporation, the shares so exchanged, redeemed or repurchased shall be canceled, shall return to the status of shares of authorized, but unissued, Authorized Preferred Stock and shall not be issuable by the Corporation as Preferred Stock.

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6. Payment of Cash; Defaults.

      Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designations (as payment of any Dividend or otherwise), such cash payment shall be made to the holder within five business days after the earlier of (a) the date for such payment provided for in this Certificate of Designations or (b) delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer, including instructions therefor) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

7. Remedies Cumulative.

      The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or written threatened breach, that the holders of Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8. Waiver.

      Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Preferred Stock granted hereunder may be waived as to all shares of Preferred Stock (and the holders thereof) upon the written consent of the Required Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Preferred Stock shall be required.


9. Notices.

      Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Diomed Holdings, Inc., One Dundee Park, Andover, MA 01810,
Attn: Chief Executive Officer, Telephone: (978) 475-7771, Facsimile: (978) 475-8488, with a copy to McGuireWoods LLP, 1345 Avenue of the Americas, 7th Floor, New York, NY 10105, Attn: William A. Newman, Esq., Telephone (212) 548-2160, Facsimile (212) 548-2170, and (ii) if to any holder to the address set forth under such holder's name on the books and records of the Corporation.

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      IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Designations as the act and deed of the Corporation.

Dated:  September 30, 2005

                                         By: /s/  David B. Swank
                                         ---------------------------------------
                                         Name: David B. Swank
                                         Title:   Secretary


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